Exhibit 4.1

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 4(a) OF THIS NOTE.

Original Issue Date: [______]
$[_____]

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

THIS AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE is one of a series of duly authorized and validly issued Senior Secured Convertible Notes of Lifeward Ltd., an Israeli company (the “Company”), designated as its Senior Secured Convertible Note (this note, the “Note” and, collectively with the other notes of such series, the “Notes”) and is issued pursuant to the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay to [______] or its registered permitted assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of up to $[______] on [_________] (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid or converted as provided hereunder; provided, however, that the Maturity Date may be extended by the written mutual consent of the Company and the Required Holder. On the Maturity Date, the Company promises to pay to the Holder, or shall have paid pursuant to the terms hereunder, any interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.  This Note is subject to the following additional provisions:

Section 1.          Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, winding-up, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving as properly filed a petition seeking the insolvency, bankruptcy, reorganization, winding-up, arrangement, adjustment of debt, relief of debtors, dissolution, liquidation or any similar proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian, receiver, liquidator or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, or (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York are generally open for use by customers on such day.

“Change of Control Transaction” means the occurrence after the Original Issue Date of any of (a) an acquisition after the Original Issue Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of the share capital of the Company, by contract or otherwise) of in excess of 50% of the voting power of the Company (other than by means of conversion of the Notes and the Additional Notes, or exercise of the Initial Warrants and Additional Warrants issued with the Notes and Additional Noates, respectively), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Collateral” shall have the meaning ascribed to such term in the Security Agreement.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, Ordinary Shares issuable upon conversion of this Note in accordance with the terms hereof.

“Disqualified Stock” mean, with respect to any person, any equity interests of such person that, by its terms (or by the terms of any security or other equity interests into which it is convertible or exercisable or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible or exercisable into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Stock.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP, subject, to the proviso set forth in the definition of GAAP under the Purchase Agreement), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person (limited to the lesser of (x) the outstanding principal amount of such obligations or liabilities and (y) the fair market value of such asset), (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person, (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person.

“Interest Accrual Date” shall have the meaning set forth in Section 8(b).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person by means of (a) the purchase or other acquisition (including by merger) of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“June 2026 Additional Notes” means any additional senior secured convertible notes issued from time to time pursuant to the June 2026 SPA in one or more additional closings.

“June 2026 Initial Notes” means those certain Senior Secured Convertible Notes, issued by the Company pursuant to that certain Securities Purchase Agreement, dated on or about June 30, 2026, between the Company and the purchasers party thereto (“June 2026 SPA”).

“June 2026 Notes” means the June 2026 Initial Notes and the June 2026 Additional Notes.

“Late Fees” shall have the meaning set forth in Section 2(c).

“New York Courts” shall have the meaning set forth in Section 10(d).

“Note Register” shall have the meaning set forth in Section 2(b).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Notes and the June 2026 Notes, (b) the Indebtedness existing on the Original Issue Date and disclosed to the Required Holder prior to the Original Issue Date (including any Indebtedness set forth in the SEC Reports), (c) capital lease obligations and purchase money indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets (subject, in each case, to the proviso set forth in the definition of GAAP under the Purchase Agreement), (d) other unsecured Indebtedness not exceeding $500,000 in aggregate principal amount outstanding, (e) Indebtedness that (1) is expressly subordinate to the Notes pursuant to a written subordination agreement with the Purchasers that is acceptable to each Purchaser in its reasonable discretion and (2) matures at a date on or after the Maturity Date, (f) other unsecured Indebtedness incurred in the ordinary course of business, (g) any Indebtedness in which the proceeds from such Indebtedness are used to repay the outstanding principal amount of this Note (plus, if applicable, the accrued and unpaid interest thereon and costs, fees and expenses incurred in connection therewith), (h) Indebtedness evidenced by the Additional Notes, (i) Indebtedness incurred in the ordinary course of business in connection with any equipment financing or working capital facilities, which is subordinate to the Indebtedness existing or arising under this Note and the other Transaction Documents pursuant to a subordination agreement acceptable to the Agent in its sole discretion, not to exceed $500,000,000 in the aggregate at any time, (j) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, automatic clearinghouse arrangements, and other cash management and similar arrangements, (k) Indebtedness to carriers, warehousemen, mechanics, and materialmen, in each case arising in the ordinary course of business, for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP, (l) guaranties by the Company or a Subsidiary of Permitted Indebtedness incurred by the Company or a Subsidiary; provided, any such guaranty shall be subordinated to the obligations under the Transaction Documents to the same extent and on the same terms and conditions as the Indebtedness guaranteed has been subordinated to the obligations under the Transaction Documents and (m) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be, and subject to any applicable limitations on the aggregate amount of such Permitted Indebtedness.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a), (b), (d), (e), (g), (h), (i), (j), (k), (l) and (m) thereunder, (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased, (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, in each case, not interfering in any material respect with the ordinary conduct of the Company’s business, (f) Liens existing on the Original Issue Date and disclosed to the Required Holder prior to the Original Issue Date (including any Liens set forth in the SEC Reports), (g) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default; (h) Liens on deposits under worker’s compensation, unemployment insurance, social security and other similar laws, (i) Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are not prohibited under this Note and (j) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (m) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of January 12, 2026, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2.	Payments.

(a)          Payment of Interest. Subject to the provisions of Section 8(b) hereof, this Note shall initially bear interest at a rate of eight percent (8%) per annum. Except as otherwise set forth in this Note, any interest payable on this Note shall be shall be payable semi‑annually in arrears on June 30 and December 31 of each year, commencing on  December 31, 2026 (each, an “Interest Payment Date”) (if an Interest Payment Date is not a Business Day, then the payment shall be due on the next succeeding Business Day), in cash (such amount due, the “Interest Payment Amount”). On each Interest Payment Date, the Company may, at its sole election, (i) pay the Interest Payment Amount in cash, or (ii) elect to have such Interest Payment Amount added to the outstanding principal balance of this Note, in which case, such Interest Payment Amount shall thereafter be deemed principal for all purposes hereunder.

(b)          Interest Calculations. Interest shall be calculated on the basis of a 365 or 366 day year, as applicable, and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.  Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(c)          Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

Section 3.	Registration of Transfers and Exchanges.

(a)          Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

(b)          Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)          Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.	Conversion.

(a)          Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note, and at the sole option of the Holder, all accrued and unpaid interest thereon, shall be convertible, in whole or in part, into Ordinary Shares at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d)).  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note, plus, at the option of the Holder, any accrued and unpaid interest thereon to be converted, and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note (plus, if applicable, any accrued and unpaid interest thereon) in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) (plus, if applicable, any accrued and unpaid interest thereon) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)          Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $5.40, subject to adjustment as provided herein (the “Conversion Price”).

(c)          Mechanics of Conversion.

(i)          Conversion Shares Issuable Upon Conversion.  The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus, at the option of the Holder, all accrued and unpaid interest thereon (the “Conversion Amount”) by (y) the Conversion Price.

(ii)          Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or book entry statement representing the Conversion Shares to be acquired upon conversion of this Note, which, following the Legend Removal Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) and (B) plus, if the Holder has not elected to include accrued and unpaid interest in the Conversion Amount pursuant to Section 4(c)(i) above, a certified check (or wire transfer) in the amount of such accrued and unpaid interest. Except in the case of any certificate or book entry statement bearing a restrictive legend, all Conversion Shares required to be delivered by the Company under this Section 4(c) shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If the Conversion Date is prior to the Legend Removal Date, then the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Conversion.

(iii)          Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

(iv)          Obligation Absolute.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof (plus, if applicable, any accrued and unpaid interest thereon), the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue Conversion Shares required to be delivered hereunder in accordance with the terms hereof or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or book entry statement pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v)          Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount (plus, if applicable, any accrued and unpaid interest thereon) of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii).  For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(vi)          Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than 100% of such aggregate number of Ordinary Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note (plus, if applicable, any accrued and unpaid interest thereon) at the Conversion Price then in effect (the “Required Reserve Amount”).  The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. If, notwithstanding this Section 4(c)(vi), and not in limitation thereof, at any time while any of the Notes remain outstanding, the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Ordinary Shares to approve the increase in the number of authorized Ordinary Shares, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(vii)          Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round down to the next whole share.

(viii)          Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d)          Holder’s Conversion Limitations.  The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note (plus, if applicable, any accrued and unpaid interest thereon) beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any Additional Notes, the Initial Warrants or any Additional Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount (plus, if applicable, any accrued and unpaid interest thereon) of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount (plus, if applicable, any accrued and unpaid interest thereon) of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.   For purposes of this Section 4(d), in determining the number of outstanding Ordinary Shares, the Holder may rely on the number of Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, any Additional Notes, the Initial Warrants, any Additional Warrants and ordinary share purchase warrants issued pursuant to that certain Share Purchase Agreement, among the Company, Oratech Pharma, Inc., and the Holder, dated as of January 12, 2026, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be [4.99%/45.0%] of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of this Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds [4.99/49.99%] of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon conversion of this Note held by the Holder and the provisions of this Section 4(d) shall continue to apply; provided that any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(e)          [Reserved.]

(f)          Holder of Record of Conversion Shares. The Person in whose name any Conversion Share is issuable or deliverable upon conversion of this Note will be deemed for all corporate purposes to hold such share as of the close of business on the date of receipt by such Person of the Conversion Shares for such conversion.

Section 5.	Certain Adjustments.

(a)          Share Dividends and Share Splits.  If the Company, at any time while this Note is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares on Ordinary Shares or any Ordinary Share Equivalents (which, for the avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of the Notes), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares or (iv) issues, in the event of a reclassification of Ordinary Shares, any shares of the share capital of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b)          Reserved.

(c)          Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares, as a class (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)          Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e)          Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f)          Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares of rights or warrants to subscribe for or purchase any shares of the share capital of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole)  is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  For the avoidance of doubt, the Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(g)          Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any subsidiary), directly or indirectly effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, except to the extent subject to an adjustment pursuant to Section 5, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of the Ordinary Shares of the Company (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 4(d) on the conversion of this Note), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5(h) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with an conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. Notwithstanding anything to the contrary herein, the Company and Holder acknowledge and agree that the transactions contemplated by that certain Purchase Agreement (the “Oratech Purchase Agreement”), dated as of January 12, 2026, by and among the Company, Oratech Pharma, Inc. and Oramed Pharmaceuticals, Inc. (the “Current Transaction”) and related transaction documentation, including the execution of the Oratech Purchase Agreement and documentation related thereto, shall not constitute, and shall not be deemed to constitute, a Fundamental Transaction for any purpose under this Note, and no rights, remedies, or obligations that would otherwise arise upon the occurrence of a Fundamental Transaction shall be triggered by or in connection with the consummation of the Current Transaction.  Additionally, notwithstanding anything to the contrary herein, no transaction, action, election, or arrangement initiated, proposed, directed, or otherwise caused by, or at the direction of, Oramed shall constitute, or be deemed to constitute, a Fundamental Transaction, and no Fundamental Transaction shall be deemed to have occurred solely as a result of any voluntary act or omission of Oramed. For the avoidance of doubt, a Fundamental Transaction shall only be deemed to occur upon the consummation of a transaction undertaken by the Company or a third party independent of Oramed, and not as a result of any designation, characterization, or contractual right exercised by Oramed.

(h)          Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.

Section 6.          Reserved.

Section 7.          Covenants.

(a)          Negative Covenants. As long as any portion of this Note remains outstanding, except with the consent of the Required Holder, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(i)          other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(ii)          other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(iii)          except for the contemplated amendments to its governing documents disclosed in the Company’s definitive proxy statement filed with the SEC on December 1, 2025, amend its governing documents, including, without limitation, its memorandum and articles of association, in any manner that materially and adversely affects any rights of the Holder;

(iv)          repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Ordinary Shares or Ordinary Share Equivalents other than as to the Conversion Shares or the Warrant Shares as permitted or required under the Transaction Documents;

(v)          repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than (i) the Notes, (ii) any Additional Notes, (iii) the June 2026 Notes and (iv) regularly scheduled principal and interest payments with respect to other Indebtedness outstanding on the Original Issue Date, as such terms are in effect as of the Original Issue Date, in each case of clauses (i) through (iv), provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exist or occur;

(vi)          pay cash dividends or distributions on any equity securities of the Company;

(vii)          enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(viii)          enter into any agreement with respect to any of the foregoing.

(b)          Affirmative Covenants. As long as any portion of this Note remains outstanding, except with the consent of the Required Holder, the Company shall, and shall cause each of its Subsidiaries to:

(i)          preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties and where failure maintain or qualify could reasonably be expected to have a Material Adverse Effect;

(ii)          provide to Agent, promptly upon becoming aware thereof (and in any event within three (3) days after the occurrence thereof), a notice of each Event of Default known to an executive officer of the Company, together with a statement of such executive officer setting forth the details of such Event of Default and the actions which the Company has taken and proposes to take with respect thereto;

(iii)          (a) pay and discharge as the same shall become due and payable: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (iii) all Indebtedness, as and when due and payable, but subject to the terms of this Note; and (b) timely file all material tax returns required to be filed (subject to any valid extension);

(iv)          (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)          comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property;

(vi)          [reserved];

(vii)          maintain (a) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company and its Subsidiaries; and (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.  On and after the date that is thirty (30) days following the Closing Date, all such insurance policies required pursuant to clause (a) of this Section shall name the Agent as a loss payee (in the case of property or other casualty insurance) and an additional insured (in the case of liability insurance);

(viii)          cause all payments due under this Note to (a) rank pari passu with all other Notes and all June 2026 Notes and (b) be senior to all other Indebtedness of the Company and its Subsidiaries, subject to Permitted Liens.

Section 8.          Events of Default.

(a)          “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)          any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) Trading Days;

(ii)          the Company shall fail to observe or perform any other covenant or agreement contained in the Notes (other than a breach by the Company of its obligations to deliver Ordinary Shares to the Holder upon conversion, which breach is addressed in clause (xii) below) or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) ten (10) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) twenty (20) Trading Days after the Company has become aware of such failure;

(iii)          a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

(iv)          any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v)           the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(vi)        the Company or any Subsidiary shall default on any of its obligations under any Indebtedness, that (a) involves an obligation greater than $500,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness in excess of $500,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)        the Ordinary Shares shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days;

(viii)        the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any (A) Change of Control Transaction or (B) Fundamental Transaction;

(ix)          [reserved];

(x)          [reserved];

(xi)          the occurrence of any Public Information Failure (as defined in the Purchase Agreement) that remains uncured for at least ten (10) calendar days or any restatement of any of the financial statements included in any Annual Report on Form 10-K or Current Report on Form 8-K of the Company;

(xii)          the Company shall fail for any reason to deliver Conversion Shares to a Holder prior to the fifth (5th) Trading Day after a Conversion Date pursuant to Section 4(c) or Exercise Date (as defined in the Initial Warrants and Additional Warrants), or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof;

(xiii)          the electronic transfer by the Company of Ordinary Shares through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(xiv)          any final, non-appealable monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $250,000 (to the extent not covered by insurance for which the carrier has not disclaimed liability), and such judgment, writ or similar final process shall remain unvacated, unsatisfied, unbonded or unstayed for a period of 45 calendar days;

(xv)          any Security Document shall for any reason (other than solely as a result of any action or inaction by the Secured Parties (as defined in the Security Agreement)) fail or cease to create a valid Lien on any material portion of the Collateral (as defined in the Security Agreement) in favor of the Holder (or, to the extent applicable, the Agent on behalf of the Holder); or any material provision of any Security Document shall at any time for any reason (other than solely as a result of any action or inaction by the Secured Parties (as defined in the Security Agreement)) cease to be valid and binding on or enforceable against the Company, the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company, or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xvi)             the occurrence of a Material Adverse Effect; or

(xvii)          an Authorized Share Failure occurs and the Company does not obtain the shareholder approval contemplated in Section 4(c)(vi) hereof within the time periods required by such Section.

(b)          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Note plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the election of the Required Holder, immediately due and payable in cash; provided that such acceleration shall be automatic, without any notice or other action of the Required Holder is required, in respect of an Event of Default occurring pursuant to clause (v) of Section 8(a).  Commencing five (5) days after the occurrence and continuance of any Event of Default (“Interest Accrual Date”), the interest on this Note shall accrue retroactively beginning on the Original Issue Date, at an interest rate equal to the lesser of 15.0% per annum or the maximum rate permitted under applicable law.  In connection with such acceleration described herein, the Required Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Required Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by the Required Holder at any time prior to payment hereunder and the Required Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.          Redemption.

(a)	Mandatory Redemption upon a Change of Control Transaction.

(i)          At any time after the Original Issue Date, to the extent that there occurs a Change of Control Transaction, the Holder shall have the right, by delivering written notice to the Company, to cause the Company to redeem all or any portion of the Notes then outstanding, plus all accrued and unpaid interest thereon (a “Change of Control Redemption”). The Notes subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price equal to the product of (i) 105% and (ii) the aggregate principal amount of the Notes being redeemed, plus and all accrued and unpaid interest thereon.

(ii)          With respect to any portion of this Note which has been specified to be redeemed by the Company pursuant to the Change of Control Redemption and which has been redeemed in accordance with the provisions of this Section 9(a), (i) such portion of this Note shall no longer be deemed outstanding and (ii) all rights with respect to such portion of this Note shall cease and terminate.

(iii)          In the event of the Company’s redemption of any portion of this Note under this Section 9(a), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 9(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

(b)	Mandatory Redemption upon Financing Transaction.

(i)
In the event (i) the Company or any of its Subsidiaries conducts an offering of its equity securities (which shall not include, for the avoidance of doubt, the issuance of the June 2026 Notes), or (ii) any Ordinary Share Equivalents of the Company outstanding as of the Original Issue Date are exercised or converted, as applicable, including, without limitation, any warrant inducement transactions of the Company, in each case, resulting in cash proceeds to the Company in connection therewith (a “Financing Transaction”), the Company shall, within ten (10) Business Days of the receipt of the proceeds of such Financing Transaction, apply 33% of such gross proceeds the (“Financing Transaction Proceeds Amount”) towards the redemption (each, a “Financing Transaction Mandatory Redemption”) of the Notes and the June 2026 Notes, in accordance with the terms of Section 9(b)(ii) below.

(ii)
Any Financing Transaction Mandatory Redemption payments shall be applied: (i) first, against any accrued and unpaid interest due and payable on the Initial Notes and the June 2026 Initial Notes (allocated pro rata as among the Initial Notes and the June 2026 Initial Notes and to each holder thereof on a pro rata basis in accordance with the aggregate principal amount of the Initial Notes and the June 2026 Initial Notes held thereby), (ii) second, against any accrued and unpaid interest due and payable on any Additional Notes and any June 2026 Additional Notes (allocated pro rata as among the Additional Notes and the June 2026 Additional Notes and to each holder thereof on a pro rata basis in accordance with the aggregate principal amount of the Additional Notes and the June 2026 Additional Notes held thereby) and (iii) third, at the Company’s sole election, against the outstanding principal amount of this Note, any Additional Notes and the June 2026 Notes then outstanding (allocated pro rata as among this Note, the Additional Notes and the June 2026 Notes and to each holder thereof on a pro rata basis in accordance with the aggregate principal amount of this Note, the applicable Additional Notes and the June 2026 Notes held thereby); provided that, in the case of (iii), (a) the Company shall pay to the Holder a redemption fee equal to 35% of the principal amount of this Note and/or any June 2026 Initial Notes being redeemed; and (b) the Company shall pay to the Holder a redemption fee equal to 15% of the principal amount of any Additional Notes or June 2026 Additional Notes being redeemed.

(c)
Other Redemptions. Other than as described in Section 9(a) and 9(b) hereof, the Company may not redeem or prepay this Note without the prior written consent of the Required Holder, which consent may be withheld in the Required Holder’s sole discretion.

Section 10.          Miscellaneous.

(a)          Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 10(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of the Holder appearing on the books of the Company, or if no such email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)        Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.  This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

(c)          Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)          Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof (other than Title 14 of Article 5 of the New York General Obligations Law).  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of New York (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable and documented out-of-pocket attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)
Waiver.  Any waiver by the Company or the Required Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Required Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion.  Any provision of this Note may be waived by the Required Holder, which waiver shall be binding on all of the holders of the Notes and their successors and assigns. Any provision of this Note may be amended by the Company or the Required Holder and must be in writing, which amendment shall be binding on all of the holders of the Notes and their successors and assigns.

(a)          Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(b)          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(c)          Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d)          Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.   Secured Obligation.  The obligations of the Company under this Note are secured by the Collateral.

Section 12.   Disclosure.  Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, in the event that the Company believes that such notice contains material, non-public information relating to the Company or its Subsidiaries, the Company shall so indicate in such notice that it contains material, non-public information relating to the Company or its Subsidiaries and, simultaneously with the delivery of such notice to the Holder, the Company shall publicly disclose the contents of such notice in a Current Report on Form 8-K filed with the Commission.  If the Company does not indicate to the Holder with delivery of such notice that it contains material, non-public information relating to the Company or its Subsidiaries, the Holder shall be allowed to presume that all matters set forth in such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

Section 13.   Amendment and Restatement.  This Note amends and restates the Senior Secured Convertible Note, dated as of March 25, 2026, issued by the Company in favor of the Holder, and is not intended to be or operate as a novation or an accordance satisfaction thereof or the indebtedness, obligations and liability of the Company evidenced or provided for thereunder.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Note to be duly executed by a duly authorized officer as of the date first above indicated.

LIFEWARD LTD.

By:__________________________________________ Name: William Mark Grant Title: President and Chief Executive Officer

[Signature Page to A&R Note (Oramed)]

Acknowledged and Agreed:

ORAMED PHARMACEUTICALS INC.

By:__________________________________________ Name: Title:

[Signature Page to A&R Note (Oramed)]

ANNEX A

NOTICE OF CONVERSION

Reference is made to the Amended and Restated Senior Secured Convertible Note (the “Note”) of Lifeward Ltd., an Israeli company (the “Company”).

The undersigned hereby elects to convert principal under the Note (plus, the accrued and unpaid interest thereon) into ordinary shares of the Company (the “Ordinary Shares”) according to the conditions hereof, as of the date written below.  If Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all issue, stamp, transfer and similar taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such issue, stamp, transfer and similar taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Ordinary Shares does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Ordinary Shares.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Accrued and Unpaid Interest to be Converted:

Number  of Ordinary Shares to be issued:

Signature:

Name:

Address for Delivery of Ordinary Share Certificates:

Or

DWAC Instructions:

DTC Participant Number:

DTC Participant Name:

Account Number: